Exhibit 10.15

CHANGE IN CONTROL AGREEMENT

This Agreement is made as of the 8th day of November, 2000 between TANGRAM ENTERPRISE SOLUTIONS, INC., a Pennsylvania corporation (“Tangram”), and Ron Nabors (“Employee”) against the following background:

A. Employee is employed by Tangram as Senior Vice President, Worldwide Sales and Customer Care and shall devote his/her entire business time and all reasonable efforts to his/her employment and perform diligently such duties as are customarily performed by a Senior Vice President, Worldwide Sales and Customer Care of companies similar in size to Tangram, together with such other duties as may be reasonably requested from time to time by President and CEO of Tangram, which duties shall be consistent with his/her title.

B. Employee possesses knowledge, experience and skill that Tangram believes are important for the future growth and success of Tangram.

C. The parties now wish to enter into this Change In Control Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Change of Control. If as the direct result within six (6) months of a “change in control” (as hereinafter defined):

(i)	the Employee’s place of employment is relocated more than fifty (50) miles from the geographical center Cary, North Carolina; or

(ii)	the Employee’s base annual salary is reduced by more than thirty percent (30%)

(a) Then in any such event the Employee shall have the right to terminate his/her employment with Tangram, but such termination shall not be considered a voluntary resignation or termination of such employment by the Employee. The Employee may exercise such right of termination at any time within 10 days following the occurrence of the applicable event described in (i) and (ii) of this Paragraph 1.

(b) The term “change in control” means the first to occur of the following events:

(i)	any person or group of commonly controlled persons other than Safeguard Scientifics, Inc. (“Safeguard”) or any affiliate of Safeguard, owns or controls, directly or indirectly, 50 percent (50%) or more of the voting control of the capital stock of Tangram following the date of this agreement;

(ii)	following the date of this Agreement, the stockholders of Tangram approve an agreement to merge or consolidate with another corporation or entity other than any affiliate of Safeguard resulting (whether separately or in conjunction with a series of transactions) in a change in ownership of 50 percent (50%) or more of the voting control value of the capital stock of Tangram, or an agreement to sell or otherwise dispose of all or substantially all of the Tangram’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alternation in the nature of Tangram’s business; provided, however, a pledge, hypothecation or other similar disposition made at the time Tangram enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of Tangram would not constitute a change in control.

2. Termination of Employment. In the event of a termination of employment by Tangram as the result of a “change in control” or an exercise of a right of termination by the Employee following the occurrence of the applicable event described in (i) and (ii) of Paragraph 1, Tangram shall, in addition to any amounts due for periods prior to the exercise such right of termination:

(a) pay the Employee an amount equal to twelve (12) months of the Employee’s annual salary at the rate in effect as of the effective date of the termination of employment, payable in equal installments at such times as Tangram pays other employees,

(b) pay the Employee a pro rata portion of the annual bonus to which the Employee would otherwise, but for the termination of employment, have been entitled for the year in which the termination of employment occurred proportionate to the portion of the year the Employee was employed by Tangram prior to the termination of employment,

(c) for a period equal to the severance period stated in Paragraph 2.(a) following the termination of employment, continue or cause to be continued, at no cost to the Employee, medical care and life insurance benefits at least substantially the same as those furnished to the Employee by Tangram immediately prior to the termination of employment; and

(d) vest all of the unvested option shares granted to the Employee under the then outstanding stock option awards.

3. Confidentiality. The Employee agrees that during and after his employment with Tangram the Employee will not divulge or appropriate to the Employee’s own use or the use of others any secret or confidential information or knowledge pertaining to the business of Tangram obtained during the Employee’s employment by Tangram unless the information is first disclosed to him by a person not currently or previously associated with Tangram or becomes publicly known through no fault of the Employee.

4. Effect of Agreement. The special severance arrangements set forth in this Agreement shall be in lieu of any other severance compensation then provided by Tangram, its successors or assignors. If the employment of the Employee by Tangram is terminated in a fashion that does not constitute a exercised right of termination, the Employee shall have no rights, benefits or obligations under this Agreement other than to comply with Section 3, provided, however, that this Agreement shall not limit any other rights or benefits to which he/she may be entitled as a result of the Employee’s termination.

5. Arbitration. Any disputes between Employee and Tangram in any way concerning this Agreement, any breach of this Agreement, or this Agreement’s enforcement, including the applicability of this paragraph, shall be submitted at the initiative of either party to mandatory arbitration before a single arbitrator and conducted pursuant to the rules of the American Arbitration Association then in effect, or its successor, provided, however, that this paragraph does not apply to, and the parties shall not be required to arbitrate any dispute or controversy regarding the employee’s duties and obligations described in paragraph 3 of this Agreement. The arbitrator shall be selected by joint agreement of the employee and Tangram, but if they do not so agree within 20 days of the date of request for Arbitration, the selection shall be made pursuant to the rules of the American Association of Arbitration then in effect, or its successor. The decision of the arbitrator may be entered as judgement in any court of the State of North Carolina. The Parties agree that the provision of North Carolina Uniform Arbitration Act, N.C. Gen. Stat. § 1-567.1 et. seq. shall apply to any controversy arising between them relating to this Agreement or the failure or refusal to perform the whole or part hereof, provided however, that neither this paragraph nor the North Carolina Uniform Arbitration Act shall apply to and the parties shall not be required to arbitrate any dispute or controversy regarding the Employee’s duties and obligations described in paragraph 3 of this Agreement.

6. Withholding of Taxes. Tangram may withhold from any payments under this Agreement all federal, state or local taxes as shall be required pursuant to any law, regulation or ruling.

7. Notices. Any notices or other communications under this Agreement shall be sufficient if in writing and delivered in person or sent by fax (with confirmation), reputable overnight delivery or registered or certified mail to the Employee at the last address the Employee has filed in writing with Tangram or, in the case of Tangram, at its principal executive offices.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understanding between the parties with respect to the subject matter hereof and may only be changed by agreement in writing between the parties.

9. Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and successors and assigns of Tangram. Tangram shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Tangram, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Tangram would be required to perform it if no such succession had taken place.

10. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of North Carolina.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Norman L. Phelps
Name:	Norman L. Phelps
Title:	President and CEO

/s/ Ron Nabors
(Employee)